UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ECOLOGY AND ENVIRONMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 6, 2017, Ecology and Environment, Inc. issued a press release, a copy of which is provided below.

SOURCE: Ecology and Environment, Inc.

April 6, 2017 09:00 ET

ECOLOGY AND ENVIRONMENT ENCOURAGES SHAREHOLDERS TO

REJECT THE MILL ROAD NOMINEES — INSTEAD VOTE FOR THE

COMPANY’S HIGHLY QUALIFIED CLASS A DIRECTOR NOMINEES AND A

FOCUSED GROWTH STRATEGY

Reiterates the Extensive Qualifications and Independent Perspectives of E & E’s Two

Class A Director Nominees

Urges Shareholders to Vote “FOR” the Election of E & E’s Class A Director

Nominees

Reminds Shareholders That MRC’s Nominees Are Not Independent, Are Not Qualified

and Will Not Act in the Best Interests of All Shareholders

Comments on ISS Recommendation

LANCASTER, NY, April 6, 2017 – Ecology and Environment, Inc. (NASDAQ: EEI) (“E & E” or the “Company”) issued the following statement in advance of the election of directors to E & E’s Board of Directors (the “Board”) at the Company’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 9:00 a.m., Eastern Daylight Savings Time, on Thursday, April 20, 2017, and in response to a report issued by Institutional Shareholder Services Inc. (“ISS”).

“Following a thorough evaluation of all candidates put forward for election to the Board, we are convinced that Michael S. Betrus and Robert J. Untracht, the two candidates nominated by the Board, are the most qualified,” said Frank J. Silvestro, E & E Chairman. “Messrs. Betrus and Untracht will bring independent, fresh and highly professional perspectives to the Board. In contrast, the two Class A director candidates nominated by Mill Road Capital are not independent of Mill Road’s self-serving campaign to cheaply buy E & E and therefore will act in a way that is at odds with the best interests of all shareholders.”

Continued Mr. Silvestro: “The Board remains confident that shareholders will not be fooled by what we deem to be Mill Road’s flagrant attempts to mislead them. We believe shareholders understand that Mill Road’s only agenda is to seize the future growth opportunity of shareholders’ investment in E & E. Mill Road has been attempting to acquire the Company since 2013, and now is attempting to install its own unqualified agents on the Board so it can sit on both sides of the negotiating table. The truth is that the Company’s performance has improved significantly, as we have actively refocused the business, and E & E is now well positioned for future growth. I urge all shareholders to protect their investments in E & E and vote the WHITE card today FOR Messrs. Betrus and Untracht.”

The Company acknowledges that ISS recently issued a report regarding the proposals to be considered at the Annual Meeting. However, E & E respectfully disagrees with ISS’ conclusion for the following reasons:

1.	The ISS report fails to give adequate weight to the substantial improvements the Company has made regarding its expansion of gross margins and reduction in indirect expenses.

2.	The ISS report wholly ignores MRC’s conflict of interest and how the lack of independence will prevent MRC’s proposed candidates from representing the interests of all Class A shareholders. The truth is that both of MRC’s candidates are closely tied to the interests of MRC – not shareholders’ interests. For example, MRC’s nominee Mr. Jacobs has a fiduciary duty to act for the benefit of MRC, which means for any sale of E & E to MRC, he would likely have to support the lowest possible sale price. Similarly, both of MRC’s nominees would have a conflict in addressing any other proposals to take the company private. Given the foregoing, we believe that both MRC nominees will have conflicting interests that are directly opposed to the interests of Class A shareholders, as well Class B shareholders, on key issues facing the Board.

3.	The ISS report virtually ignores the questionable business judgment and ethics of MRC candidate Mr. El-Hillow. Mr. El-Hillow served as Chairman, Director, CFO, COO and CEO of Evergreen Solar, Inc. between 2004 and 2011. He led the company into bankruptcy after accepting at least $40 million from the state of Massachusetts, resulting in 800 jobs lost.[1] Before that, Mr. El-Hillow served as CFO of Advanced Energy Industries, Inc. between 2001 and 2005, when an independent auditor found “material weakness” in the company’s financial reporting. He departed the company approximately one month after it disclosed that its remediation plan for the material weakness remained incomplete. Lastly, E & E has found no evidence that Mr. El-Hillow is a currently licensed CPA, as MRC has claimed.

4.

The ISS report does not give proper weight to the very substantial and significant improvements in governance that have been emphasized and implemented by the Company over the past four years. ISS did highlight that during the past four years “positive changes” have occurred at the Company which were not a reaction by the Company to MRC’s proxy fight. However, ISS failed to recognize several important considerations, including that many of these “positive changes” have not yet been reflected in E & E’s stock price. We believe that as the Company’s growth strategy is implemented with the input of the new Board candidates nominated by E & E, the stock price will adjust over time to more properly reflect the Company’s improved shareholder value.

The Board believes that reasonable shareholders cannot trust MRC to be forthright and act in the best interests of all shareholders and urges shareholders to protect their investments and vote “FOR” the Company’s highly qualified nominees, by signing, dating and returning the WHITE proxy card today. Shareholders may also vote by phone by following the telephone voting instructions included on the WHITE proxy card.

About Ecology and Environment, Inc.

Ecology and Environment, Inc. is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. We have worked with clients on thousands of projects in more than 120 countries, including some of the most complex, high-profile projects in the world.

For projects across a broad range of market sectors, we bring a proactive, collaborative approach and a comprehensive understanding of both the natural and regulatory environment. We establish trust and credibility with every relationship we build and every project we complete. We work with integrity and invest in truly understanding our clients, their challenges, their opportunities, and their business objectives. In doing so, we are able to transcend the traditional client-consultant relationship and act as valued strategic advisors, providing clients with a clear line of sight to their goals.

Our U.S. offices are headquartered and incorporated in New York State. We are listed on the NASDAQ Stock Exchange (“NASDAQ”) under the ticker symbol “EEI.”

Important Additional Information

E & E, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s annual meeting of shareholders scheduled to be held on April 20, 2017. The Company has filed a definitive proxy statement and proxy cards with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants in this solicitation by the Company, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge at http://www.proxydocs.com/EEI, by writing to the Company at 368 Pleasant View Drive, Lancaster, NY 14086 or by calling the Company’s proxy solicitor, D.F. King, at 1 (800) 628-8536.

Forward-Looking Statements

Information presented in this communication contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management, the Company’s future costs of solicitation, record or meeting dates, compensation arrangements, business objectives, company policies, corporate governance practices as well as capital and corporate structure (including major shareholders, board structure and board composition), are forward-looking statements. Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “target,” “future,” “anticipate,” “to be,” “goal,” “project,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, (i) general economic and business conditions; (ii) changes in market conditions; (iii) changes in regulations; (iv) actual or potential takeover or other change-of-control threats; (v) the effect of merger or acquisition activities; (vi) changes in the Company’s plans, strategies, targets, objectives, expectations or intentions; and (vii) other risks, uncertainties and factors indicated from time to time in the Company’s reports and filings with the SEC including, without limitation, most recently the Company’s Annual Report on Form 10-K for the period ended July 31, 2016, under the heading Item 1A - “Risk Factors” and the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Each forward-looking statement contained in the Company’s proxy statement is specifically qualified in its entirety by the aforementioned factors. You are advised to carefully read the Company’s proxy statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions.

[1]	Following the announcement of the job cuts, Evergreen shares fell more than 3 percent. “Evergreen Solar Closing Massachusetts Plant, Cutting 800 Jobs,” REUTERS, Jan. 12, 2011; Todd Wallack, “Plant Will Shut after $58m in State Aid,” BOSTON.COM, Jan. 12, 2011.